UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2018

Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38019	20-4278595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Main Street, Suite 2626
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 351-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Marguerite Woung-Chapman as Senior Vice President and General Counsel.

On February 12, 2018 (the “Effective Date”), the Board of Directors (the “Board”) of Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) appointed Marguerite Woung-Chapman to serve as Senior Vice President and General Counsel, effective immediately.

Ms. Woung-Chapman, 52, previously served as Senior Vice President, General Counsel and Corporate Secretary of EP Energy Corporation from August 2013 to November 2017 and Senior Vice President, General Counsel and Corporate Secretary of EP Energy LLC from May 2012 to November 2017. Prior to serving in those roles, Ms. Woung-Chapman served as Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer of El Paso Corporation from November 2009 to May 2012. Ms. Woung-Chapman was Vice President, Chief Governance Officer and Corporate Secretary at El Paso Corporation from May 2007 to November 2009 and from May 2006 to May 2007 served as General Counsel and Vice President of Rates and Regulatory Affairs for El Paso Corporation’s Eastern Pipeline Group. She served as General Counsel of El Paso Corporation’s Eastern Pipeline Group from April 2004 to May 2006. Ms. Woung-Chapman served as Vice President and Associate General Counsel of El Paso Merchant Energy from July 2003 to April 2004. Prior to that time, she held various legal positions with El Paso Corporation and Tenneco Energy starting in 1991. Ms. Woung-Chapman is currently Vice-Chair of the Board of Directors for the Girl Scouts of San Jacinto Council.

Employment Agreements.

In connection with Ms. Woung-Chapman’s appointment as Senior Vice President and General Counsel, the Company entered into an employment agreement with Ms. Woung-Chapman (the “Woung-Chapman Employment Agreement”) on the Effective Date.

As previously disclosed, on August 24, 2017, the Board appointed T.J. Thom Cepak (then known as Tiffany J. Thom) to serve as the Company’s Chief Financial Officer and entered into an employment agreement with Ms. Cepak with a term lasting six months. On the Effective Date, the Board entered into a new employment agreement with Ms. Cepak (the “Cepak Employment Agreement” and, together with the Woung-Chapman Employment Agreement, the “Employment Agreements”), which superseded her prior employment agreement. Ms. Woung-Chapman and Ms. Cepak are each sometimes referred to as an “Executive.”

Each of the two Employment Agreements has an initial employment period of three years. Beginning with the third anniversary of the Effective Date, each Executive’s employment period (“Employment Period”) will renew automatically for an additional year on each anniversary unless either the Company or such Executive gives notice of non-renewal at least 90 days before the next renewal date.

The Cepak Employment Agreement provides for an annual base salary of $450,000, with an annual target bonus of 100% of Ms. Cepak’s base salary. The actual amount of Ms. Cepak’s annual bonus will range from 0% to 200% of her base salary, based upon the satisfaction of goals and objectives established from time to time by the Compensation Committee of the Board. The Woung-Chapman Employment Agreement provides for an annual base salary of $360,000, with an annual target bonus of 80% of Ms. Cepak’s base salary. The actual amount of Ms. Cepak’s annual bonus will range from 0% to 160% of her base salary, based upon the satisfaction of goals and objectives established from time to time by the Compensation Committee of the Board.

During each Executive’s Employment Period, she will be eligible to participate in any equity compensation arrangement or plan offered to senior executives. On the Effective Date, Ms. Cepak received an sign-on equity grant in the form of a grant of 194,300 stock-settled restricted stock units (“RSUs”) (valued on the date of grant based on the market price of Common Stock) (the “Cepak Sign-On Equity Grant”) under the Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan (the “2016 LTIP”) pursuant to that certain Restricted Stock Unit Agreement and related Notice of Grant filed herewith as Exhibit 99.3 (the “Cepak Sign-On Equity Grant Agreement”). The Cepak Sign-On Equity Grant had a grant date value (based on market price on such date) equal to 250% of Ms. Cepak’s base salary. Pursuant to the Cepak Employment Agreement, Ms. Cepak is entitled to receive a $224,500 sign-on cash bonus (the “Cepak Sign-On Cash Bonus”), payable within 30 days of the Effective Date.

Additionally on February 12, 2018, Ms. Woung-Chapman also received a sign-on equity grant in the form of a grant of 93,264 RSUs (valued on the date of grant based on the market price of Common Stock) (the “Woung-Chapman Sign-On Equity Grant”) under the 2016 LTIP pursuant to that certain Restricted Stock Unit Agreement and related Notice of Grant filed herewith as Exhibit 99.4 (the “Woung-Chapman Sign-On Equity Grant Agreement”). The Woung-Chapman Sign-On Equity Grant had a grant date value (based on market price on such date) equal to 150% of Ms. Woung-Chapman’s base salary. Pursuant to the Woung-Chapman Employment Agreement, Ms. Woung-Chapman is entitled to receive a $180,000 sign-on cash bonus (the “Woung-Chapman Sign-On Cash Bonus”), payable within 30 days of the Effective Date.

Each Executive’s Sign-On Cash Bonus is subject to clawback if that Executive is no longer an employee of the Company on the 18-month anniversary of the Effective Date, other than as a result of the Executive’s death, termination by the Company without Cause or termination by Executive for Good Reason. However, if, prior to the end of that 18-month clawback period, there occurs (i) an Executive’s death, (ii) the termination of that Executive by the Company without Cause, (iii) the termination by that Executive for Good Reason or (iv) the occurrence of a Corporate Change, then the Sign-On Cash Bonus will no longer be subject to the clawback.

If an Executive is terminated by the Company for Cause or that Executive terminates her employment other than for Good Reason, the Company will make no further payments under the applicable Employment Agreement, other than the following accrued benefits:

•	the salary and business expenses to which she is entitled immediately prior to such termination;

•	any bonus or other incentive award that (x) relates to a completed performance period and (y) has been earned but not yet paid on or prior to such Executive’s termination date; and

•	any other amounts or benefits required to be paid or provided by law or under any of the Company’s plans, programs, policies or practices.

If an Executive is terminated by the Company without Cause or if that Executive resigns for Good Reason, that Executive will receive her accrued benefits, and subject to her continuing compliance with the nondisclosure, non-compete, non-solicitation and non-disparagement provisions in her Employment Agreement, that Executive will be entitled to certain severance benefits, as described below. (For purposes of the Employment Agreements, the Company’s non-renewal of the Employment Period prior to the fifth anniversary of the Effective Date would be treated as a termination by the Company without Cause, but not after the fifth anniversary.) Each Executive’s severance benefits would be as follows:

•	a lump sum cash payment in an amount equal to (i) 200% of the Base Salary plus (ii) a bonus severance component calculated in the manner described below;

•	reimbursement for the monthly cost of maintaining health benefits for such Executive (and such Executive’s spouse and eligible dependents), as of the date of termination of employment under the Company’s group health plan for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the date of the termination of employment, to such Executive elects COBRA;

•	any unvested portion of the Cepak Sign-On Equity Grant or Woung-Chapman Sign-On Equity Grant, as applicable, would become fully vested at termination of employment;

•	any unvested portion of the Cepak Sign-On Cash Bonus or Woung-Chapman Sign-On Cash Bonus, as applicable, would become fully vested at termination of employment and would no longer be subject to the clawback provisions described above; and

•	if (i) the Company consummates a third party business combination that does not qualify as a Change of Control, but is a Corporate Change (as defined in the Employment Agreements and summarized below), and (ii) such Executive’s employment terminates as a result of that transaction on or before the 90th day after the Corporate Change is consummated, then any unvested time-vesting RSUs and stock options would become fully vested at termination of employment and shall be settled in accordance with the terms of the underlying award agreement.

The severance component relating to each Executive’s bonus compensation is calculated in accordance with the table set forth below. However, for purposes of the calculation, each actual bonus amount for a prior year included in the calculation will be capped at the target bonus for that prior year.

If the termination of employment occurs during:	Bonus Severance Component

The year ending December 31, 2018	200% of target bonus for year ending December 31, 2018

The year ending December 31, 2019	200% of target bonus for year ending December 31, 2018

Any calendar year after 2019	200% of average actual bonuses paid for the most recent two completed years

During an Executive’s Employment Period and for a period of twelve months thereafter, that Executive cannot: (i) perform services for, or have over a five percent (5%) ownership interest in, or participate in, any competing business; or (ii) solicit, recruit or hire, or assist any person, or entity in the solicitation, recruitment or hiring of any person engaged by the Company as an employee, officer, director or consultant.

For purposes of each Executive’s Employment Agreement, “Cause” means (i) gross negligence or willful misconduct in the performance of, or abuse of alcohol or drugs rendering that Executive unable to perform her material duties, provided that the conduct remains unremedied for twenty days following receipt of written notice; (ii) conviction of, or plea of nolo contendere to, any crime involving moral turpitude or a felony; (iii) commission of an act of embezzlement, deceit or fraud intended to result in that Executive’s personal and unauthorized enrichment at the Company’s expense; (iv) the material violation of such Employment Agreement or any other agreement between such Executive and the Company; (v) the intentional material violation of the Company’s written policies; (vi) failure to follow a lawful directive of the Board.

For purposes of each Executive’s Employment Agreement, “Good Reason” means (i) the material diminution of that Executive’s authority, duties or responsibilities; (ii) a material diminution of that Executive’s base salary or target bonus; (iii) the requirement that such Executive permanently relocate anywhere outside the greater Houston, Texas metropolitan area or (iv) the Company’s material breach of that Employment Agreement.

For purposes of each Executive’s Employment Agreement, “Corporate Change” means the consummation of a business combination (including, without limitation, by merger, consolidation, share exchange, tender offer, exchange offer, sale of all or substantially all of the assets of one of the parties, or other similar transaction) between the Company (or one of its subsidiaries) and an unaffiliated third party entity, in each case regardless of whether that business combination constitutes a “Change of Control” under the 2016 LTIP.

This summary is qualified in its entirety by reference to the full text of (i) the Cepak Employment Agreement, which is filed herewith as Exhibit 99.1; (ii) the Woung-Chapman Employment Agreement, which is filed herewith as Exhibit 99.2; (iii) the Cepak Sign-On Equity Grant Agreement, which is filed herewith as Exhibit 99.3; and (iv) the Woung-Chapman Sign-On Equity Grant Agreement, which is attached hereto as Exhibit 99.4, each of which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Form 8-K.

Exhibit Number	Description
99.1*†	Employment Agreement, dated February 12, 2018, by and between Energy XXI Gulf Coast, Inc. and Tiffany Thom Cepak
99.2*†	Employment Agreement, dated February 12, 2018, by and between Energy XXI Gulf Coast, Inc. and Marguerite Woung-Chapman
99.3*†	Restricted Stock Unit Agreement, dated February 12, 2018, by and between Energy XXI Gulf Coast, Inc. and Tiffany Thom Cepak and Related Notice of Grant
99.4*†	Restricted Stock Unit Agreement, dated February 12, 2018, by and between Energy XXI Gulf Coast, Inc. and Marguerite Woung-Chapman and Related Notice of Grant

† Indicates Management Compensatory Plan, Contract or Arrangement.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2018	By:	/s/ Douglas E. Brooks
Douglas E. Brooks
Chief Executive Officer and President